Exhibit 99.3

FIRST ADDENDUM TO

SIXTH AMENDED AND RESTATED SERVICE AGREEMENT

This First Addendum to that certain Sixth Amended and Restated Service Agreement (the “Addendum”) effective as of the 1st day of April, 2025 (the “Effective Date”), is entered into by and between Comenity Capital Bank (“Bank”), a Utah industrial bank, with its principal place of business at 12921 South Vista Station Boulevard, Suite 100, Draper, UT 84020 and Comenity Servicing LLC (“Servicer”), a Texas limited liability company with its principal place of business at 3095 Loyalty Circle, Columbus, OH 43219.

RECITALS

WHEREAS, Bank and Servicer entered into that certain Sixth Amended and Restated Service Agreement as of January 1, 2025, (the “Agreement”) to outsource certain services to Servicer; and

WHEREAS, Bank and Servicer desire to modify certain Performance Standards set forth in Appendix B to the Agreement.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, Bank and Servicer agree as follows:

1. Performance Standards. Bank and Servicer agree to amend the Performance Standards set forth in Appendix B to the Agreement, such that certain Performance Standards are hereby amended as set forth in further detail in Exhibit A hereto.

2. Miscellaneous. Capitalized terms not otherwise defined in this Addendum shall have the meanings assigned to them in the Agreement. Other than as set forth above and in Exhibit A hereto, the parties agree that the Agreement, as amended by this Addendum, shall continue in full force and effect. The parties may execute this Addendum in one or more counterparts, each of which shall be deemed an original, but all of which shall constitute but one and the same instrument.

First Addendum to Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

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IN WITNESS WHEREOF, the parties have caused this Addendum to be executed by their authorized officers effective as of the date first written above.

COMENITY CAPITAL BANK

By:	/s/ Bruce Bowman

Name:	Bruce Bowman

Title:	President, Comenity Capital Bank

COMENITY SERVICING LLC

By:	/s/ Tammy McConnaughey

Name:	Tammy McConnaughey

Title:	President, Comenity Servicing LLC

First Addendum to Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

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EXHIBIT A

1.	Amendments. Set forth below are revisions to existing Performance Standards, all of which shall be incorporated into Appendix B to the Agreement.

SECTION I: PERFORMANCE STANDARDS APPLICABLE TO ALL COMENITY CAPITAL BANK PRODUCTS

Service Category	Performance Standard	Measuring Period	Amended/ Added
Information Technology Servicing / Outsourcing	Maintain 99.55% voice connectivity availability (measured as the uptime of all voice connectivity components – SIP, PRI, POTs, e911).	M	Amended
	Maintain 99.55% data connectivity availability (measured as the availability of Lan, Wan, Internet and Client Connectivity).	M	Amended

First Addendum to Sixth Amended and Restated Service Agreement Comenity Servicing LLC / Comenity Capital Bank

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